                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person

    FUTTERMAN                         JACK
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   (Last)                           (First)             (Middle)

   C/O PARTY CITY CORPORATION        400 COMMONS WAY
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                                    (Street)

  ROCKAWAY                         NEW JERSEY            07866
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                  PARTY CITY CORPORATION (PCTY)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                      6/99
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Executive Officer and Chairman
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4, and 5)            Beneficially   Direct    Nature of
                                 2.                 Code         ------------------------------- Owned at End   (D) or    Indirect
1.                               Transaction        (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                Date               ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                       (Month/Day/Year)    Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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COMMON STOCK                                                                                     1,500           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)


                                                                          (Over)
                                                                 SFC 1474 (3/91)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                        2.
                        Conver-                                       5.
                        sion                                          Number of
                        or                                            Derivative          6.
                        Exer-                     4.                  Securities          Date
                        cise         3.           Trans-              Acquired (A)        Exercisable and
                        Price        Trans-       action              or Disposed         Expiration Date
1.                      of           action       Code                of(D)               (Month/Day/Year)
Title of                Deriv-       Date         (Instr.             (Instr. 3,          ------------------
Derivative              ative        (Month/      8)                  4, and 5)           Date       Expira-
Security                Secur-       Day/         ------------        --------------      Exer-      tion
(Instr. 3)              ity          Year)        Code       V        (A)        (D)      cisable    Date
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STOCK OPTIONS
(RIGHT TO BUY)          $ 3.00       6/8/99       A                   1,000,000*          6/8/99     6/8/2004
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                                                                        10.
                                                          9.            Owner-
                                                          Number        ship
                                                          of            Form
                                                          Deriv-        of
                     7.                                   ative         Deriv-     11.
                     Title and Amount                     Secur-        ative      Nature
                     of Underlying           8.           ities         Secur-     of
                     Securities              Price        Bene-         ity:       In-
                     (Instr. 3 and 4)        of           ficially      Direct     direct
                     ----------------        Deriv-       Owned         (D) or     Bene-
1.                             Amount        ative        at End        In-        ficial
Title of                       or            Secur-       of            direct     Owner-
Derivative                     Number        ity          Month         (I)        ship
Security                       of            (Instr.      (Instr.       (Instr.    (Instr.
(Instr. 3)           Title     Shares        5)           4)            4)         4)
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STOCK OPTIONS        COMMON
(RIGHT TO BUY)       STOCK     1,000,000     N/A          1,030,000     D
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                                                          Total:
                                                          1,030,000
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Explanation of Responses:

* Granted pursuant to an Option Agreement Between Steven Mandell and the Reporting Person dated June 8, 1999.



BY:        /s/ Jack Futterman                                 July 9, 1999
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      Signature of Reporting Person                               Date


Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.